Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

AVEO Oncology Appoints Robert Epstein, M.D., M.S. to its Board of Directors

Ronald A. DePinho, M.D. Retires from AVEO Board of Directors

Cambridge, Mass., December 20, 2012 - AVEO Oncology (NASDAQ: AVEO) today announced the appointment of Robert Epstein, M.D., M.S. to its Board of Directors, and that Ronald A. DePinho, M.D. will retire from the AVEO Board effective December 31, 2012. Dr. DePinho co-founded AVEO and has served as a member of the Board for more than 11 years. In September 2011, he was appointed as the fourth full-time president of the University of Texas MD Anderson Cancer Center.

“On behalf of the AVEO team, I want to express our deep gratitude and appreciation to Dr. DePinho for his role in founding the company which was based on his scientific concept of tumor maintenance, a paradigm which fueled our internal drug discovery pipeline and formed the basis for our Human Response Platform™ designed to enable more accurate clinical testing of cancer drugs,” said Tuan Ha-Ngoc, president and chief executive officer of AVEO Oncology. “His profound focus on improving the lives of cancer patients, as well as his years of dedication and counsel as a Board member, will continue to inspire us at AVEO.”

Mr. Ha-Ngoc continued, “Based on his years of experience at Medco, Dr. Epstein brings important insights into the payor perspective and deep expertise in health economics to our Board as we prepare for the potential launch of tivozanib. In addition, Dr. Epstein’s experience leading personalized medicine initiatives at Medco will add value as we continue to expand tivozanib clinical development beyond RCC through biomarker trials in colorectal and breast cancers.”

Dr. Epstein was most recently president of the Medco-UBC Division and chief R&D officer of Medco Health Solutions, Inc. In this role, Dr. Epstein was responsible for launching Medco’s personalized medicine research and programs as well as the Medco Research Consortium, and oversaw all of Medco’s research initiatives in personalized medicine, drug safety, health economics, outcomes, and comparative effectiveness conducted by more than 1,800 researchers worldwide. Dr. Epstein previously served as Medco’s senior vice president and chief medical officer for 13 years. Before joining the private sector, Dr. Epstein was an epidemiologist and held various positions in public health and academia. He is the former president of the International Society of Pharmacoeconomics and Outcomes Research, and has served on the Board of Directors of the Drug Information Association. In 2008, he was elected to the CDC EGAPP Stakeholder Committee and the AHRQ CERT Steering Committee. He has published more than 50 peer-reviewed medical articles and book chapters, and serves as a reviewer for several influential medical journals.

Dr. Epstein commented, “I am excited to join the Board at this pivotal juncture in AVEO’s evolution as it approaches the anticipated commercialization of its first oncology product. I look forward to working closely with the AVEO management team and my fellow Board members to continue to advance the company’s efforts to bring tivozanib to patients with kidney cancer as well as other forms of cancer.”

About Tivozanib

Tivozanib is a potent, selective and long half-life inhibitor of all three vascular endothelial growth factor (VEGF) receptors that is designed to optimize VEGF blockade while minimizing off-target toxicities, potentially resulting in improved efficacy and minimal dose modifications. Tivozanib is an oral, once-daily, investigational tyrosine kinase inhibitor for which positive results from a Phase 3 clinical study in advanced RCC have been reported, and is being evaluated in other tumors.

About AVEO

AVEO Oncology (NASDAQ: AVEO) is a cancer therapeutics company committed to discovering, developing and commercializing targeted therapies to impact patients’ lives. AVEO’s proprietary Human Response PlatformTM provides the company unique insights into cancer biology and is being leveraged in the discovery and clinical development of its cancer therapeutics. For more information, please visit the company’s website at www.aveooncology.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements of AVEO within the meaning of The Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “target,” “potential,” “could,” “should,” “seek,” or the negative of these terms or other similar expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, statements about: the planned launch and commercialization of tivozanib; the expansion of tivozanib clinical development through biomarker trials; AVEO’s ability to deliver tivozanib to cancer patients in the future; and AVEO’s plans to leverage its Human Response Platform. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that AVEO makes due to a number of important factors, including risks relating to: difficulties, delays or failures in AVEO’s ability to successfully research, develop or obtain and maintain regulatory approvals for tivozanib and AVEO’s other product candidates; whether the results of AVEO’s Phase 3 TIVO-1 (TIvozanib Versus sOrafenib in 1st line advanced RCC) trial are sufficient to obtain marketing approval for tivozanib in the U.S. and abroad, which turns on the ability of AVEO to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities the safety and efficacy of tivozanib based upon the findings of TIVO-1, including its data with respect to progression-free survival, the rate of adverse events, overall survival and other information that the FDA may determine to be relevant to approvability; AVEO’s ability to demonstrate in subsequent trials any safety and efficacy it demonstrated in earlier trials of tivozanib; ongoing regulatory requirements with respect to the approval of tivozanib, including the risk that the FDA or any comparable foreign regulatory agency could require additional positive clinical trials as the basis for product approval; AVEO’s ability to obtain and maintain adequate protection for intellectual property rights relating to AVEO’s product candidates and technologies; unplanned operating expenses; AVEO’s ability to raise substantial additional funds to achieve its goals; adverse general economic and industry conditions; competitive factors; AVEO’s ability to successfully implement its strategic plans; AVEO’s ability to maintain its collaboration with Astellas; AVEO’s and Astellas’ ability to successfully launch and commercialize tivozanib if and when it may be approved for commercialization by the FDA and/or foreign regulatory authorities; and those risks discussed in the section titled “Risk Factors” and elsewhere in AVEO’s most recent Quarterly Report on Form 10-Q and in its other filings with the Securities and Exchange Commission. The forward-looking statements in this press release represent AVEO’s views as of the date of this press release. AVEO anticipates that subsequent events and developments will cause its views to change. However, while AVEO may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing AVEO’s views as of any date subsequent to the date of this press release.

Investor Contact:	Media Contact:
Monique Allaire, AVEO Oncology	Rob Kloppenburg, AVEO Oncology
(617) 299-5810	(617) 930-5595
or
Dan Budwick, Pure Communications
(973) 271-6085

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